United States
Securities and Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 11, 2007

Arena Resources, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-46164	73-1596109
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 South Lewis Avenue, Tulsa, Oklahoma 74136
(Address of principal executive offices)

Registrant's telephone number, including area code  (918) 747-6060

          Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CPR 230.425)

[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CPR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CPR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

        On December 11, 2007, Arena Resources, Inc. (“Arena” or the “Company”) consummated a transaction pursuant to which Arena acquired a 100% working interest, 75% net revenue interest, in the two properties, the South Fuhrman-Mascho Unit and the University Consolidated IX Unit (“Properties) located in Andrews County, Texas. The Properties were acquired from Phoenix PetroCorp, Inc., a company that is not related to Arena. The effective date of the acquisition for purposes of allocating revenues and expenses is December 1, 2007, and the results of operations will be included in the results of operations of the Company from that date.

The Company acquired the Properties for the current production, as well as for the approximately 120 additional drilling locations which the Company estimates exist on the Properties.

The purchase price was $49 million cash, not including acquisition costs. The acquisition was funded through the use of the Company’s existing credit facility with its primary lender.

Item 9.01 Financial Statements

Audited pro forma financial statements are not included in this filing. It is anticipated that the required financial statements will be filed by amendment on or before January 31, 2007.

        A copy of the Purchase and Sale Agreement and related Assignment and Bill of Sale are included as exhibits hereto.

Exhibits

10.1	Purchase and Sale Agreement
10.2	Assignment and Bill of Sale

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARENA RESOURCES, INC.

Date: December 13, 2007	By: /s/ William R. Broaddrick William R. Broaddrick Vice President Finance and Principal Financial Officer